For Immediate Release

Level One Bancorp, Inc. reports first quarter 2020 net income of $4.1 million, representing $0.53 diluted earnings per common share

Farmington Hills, MI – April 30, 2020 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported financial results for the first quarter of 2020, which included net income of $4.1 million, or $0.53 diluted earnings per share. This compares to net income of $4.7 million, or $0.60 diluted earnings per share, in the preceding quarter and $3.5 million, or $0.44 diluted earnings per share, in the first quarter of 2019. Excluding $1.5 million of expenses (on a tax-effected basis) related to the recently completed merger with Ann Arbor State Bank, net income for the first quarter of 2020 would have been $5.3 million, or $0.68 diluted earnings per share.

Patrick J. Fehring, President and Chief Executive Officer of Level One, said, "I am very pleased to announce our first quarter 2020 results with net income of $4.1 million, which includes the results of the recent acquisition of Ann Arbor State Bank that closed on January 2nd and whose operations were successfully integrated as part of Level One on March 23rd. With the completion of this transaction, we welcome our new clients and team members from the Ann Arbor area and are excited to build our presence in this vibrant community. The first quarter 2020 results were also positively impacted by the significant increase in residential mortgage fee income as we experienced a decline in interest rates. Mortgage banking income increased  $1.5 million, or 131%, compared to the first quarter of 2019 as we continue to see significant results from the strategic expansion of our residential mortgage business operations. We also saw solid loan growth of 10% in our existing loan portfolio since March 31, 2019.

He continued, "In response to the current COVID-19 pandemic, we have taken a three-pronged proactive approach to ensure that the health and safety of our clients, team members and communities remain a priority during this challenging time. As we deal with the impacts of COVID-19, I am incredibly proud of the efforts we have taken in such a short period of time. Prior to the Governor’s stay in place order, Level One Bank had implemented new procedures in our retail banking locations to help ensure the safety of our team members and clients, as well as employed work-from-home arrangements for the vast majority of our main office team members. With substantial safety measures in place, our team remains committed in assisting our consumer and business clients with the resources needed to ease the financial burdens they may be experiencing during these unprecedented times. Specifically, Level One has been assisting clients to arrange deferrals on consumer and business loans, suspending residential property foreclosures, as well as working tirelessly with businesses to obtain approval from the SBA on Paycheck Protection Program loans."

First Quarter 2020 Financial Highlights

•	Level One completed the acquisition of Ann Arbor State Bank on January 2, 2020, which contributed $324.5 million in total assets, $224.1 million in loans and $264.8 million in deposits

•	Net income was $4.1 million, or $0.53 diluted earnings per share

•	Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.42%, compared to 3.56% in the preceding quarter and 3.76% in the first quarter of 2019

•	Noninterest income increased $2.4 million to $4.7 million in the first quarter of 2020, compared to $2.3 million in the first quarter of 2019

•	Total assets increased 22% to $1.94 billion at March 31, 2020, compared to $1.58 billion at December 31, 2019

•	Total loans increased 19% to $1.47 billion at March 31, 2020, compared to $1.23 billion at December 31, 2019

•	Total deposits increased 30% to $1.47 billion at March 31, 2020, compared to $1.14 billion at December 31, 2019

•	Book value per share increased 3% to $22.74 per share at March 31, 2020, compared to $22.13 per share at December 31, 2019

•	Tangible book value per share decreased 16% to $17.54 per share at March 31, 2020, compared to $20.86 per share at December 31, 2019

Balance Sheet Review

Level One's total assets were $1.94 billion at March 31, 2020, an increase of $351.9 million, or 22.20%, from $1.58 billion at December 31, 2019, and up $480.3 million, or 32.97%, from $1.46 billion at March 31, 2019. The increase in total assets from December 31, 2019 was primarily due to the acquisition of Ann Arbor State Bank, which contributed $324.5 million of growth in total assets. In addition, during the first quarter of 2020 we saw organic growth in total assets primarily as a result of increases in mortgage loans held for sale and other assets as a result of the increases in fair value of interest rate swaps and receivables from a loan sub-servicer. The increase in total assets year over year was attributable to the same factors mentioned in the quarter to quarter analysis above, as well as an increase in securities available-for-sale.

The investment securities portfolio was $230.7 million at March 31, 2020, an increase of $49.8 million, or 27.51%, from $180.9 million at December 31, 2019, and up $3.8 million, or 1.67%, from $226.9 million at March 31, 2019. The increase in the investment securities portfolio compared to December 31, 2019 was primarily due to the acquisition of Ann Arbor State Bank, which contributed $47.4 million of investment securities on January 2, 2020. In addition, we repositioned the investment portfolio through purchases of $36.0 million and sales of $31.3 million.

Total loans were $1.47 billion at March 31, 2020, an increase of $238.8 million, or 19.45%, from $1.23 billion at December 31, 2019, and up $335.3 million, or 29.64%, from $1.13 billion at March 31, 2019. The growth in total loans compared to March 31, 2019 and December 31, 2019 was primarily due to the acquisition of Ann Arbor State Bank, which contributed $224.1 million of loans on January 2, 2020. In addition, we saw $30.0 million of growth in our originated loan portfolios during the first quarter of 2020, partially offset by $15.3 million of runoff of acquired loans during the first quarter of 2020. Year over year, excluding the acquisition of Ann Arbor State Bank, we saw growth of $71.9 million and $37.0 million in our commercial and residential real estate loan portfolios.

Total deposits were $1.47 billion at March 31, 2020, an increase of $335.2 million, or 29.52%, from $1.14 billion at December 31, 2019, and increased $319.1 million, or 27.72%, from $1.15 billion at March 31, 2019. The increase in deposits compared to December 31, 2019 and March 31, 2019 was primarily due to the acquisition of Ann Arbor State Bank, which included $264.8 million in deposits. In addition, during the first quarter of 2020, there was organic deposit growth of $99.2 million, partially offset by $28.8 million of deposit runoff. Total deposit composition at March 31, 2020 consisted of 35.04% of demand deposit accounts, 27.28% of savings and money market accounts and 37.68% of time deposits.

Total debt outstanding was $256.2 million at March 31, 2020, a decrease of $431 thousand, or 0.17%, from $256.7 million at December 31, 2019, and an increase of $123.4 million, or 92.93%, from $132.8 million at March 31, 2019. The decrease in debt outstanding compared to December 31, 2019 was primarily due to decreases of $35.0 million in short-term FHLB advances and $5.0 million in federal funds sold, partially offset by an increase of $40.3 million in long-term FHLB advances, of which $15.3 million related to FHLB advances acquired from the Ann Arbor State Bank acquisition. The $123.4 million increase in total borrowings compared to March 31, 2019 was primarily due to increases of $165.0 million in long-term FHLB advances and $30.0 million in subordinated notes, partially offset by a decrease of $70.0 million in short-term FHLB advances. The increase in total borrowings year over year, as well as the issuance of new subordinated notes during the fourth quarter of 2019, reflected management's efforts to fund the liquidity needs of Level One in a cost-effective manner.

Operating Results

Level One's net interest income increased $1.9 million, or 14.81%, to $14.8 million in the first quarter of 2020, compared to $12.9 million in the preceding quarter and increased $2.1 million, or 16.53%, compared to $12.7 million in the first quarter of 2019.

Level One’s net interest margin, on a FTE basis, was 3.42% in the first quarter of 2020, compared to 3.56% in the preceding quarter and 3.76% in the first quarter of 2019. This decrease in the net interest margin compared to the preceding quarter and first quarter of 2019 was primarily a result of lower average loan yield. Average loan yield decreased to 5.00% for the first quarter of 2020, compared to 5.20% for the preceding quarter and 5.64% for the first quarter of 2019, primarily due to the federal funds rate dropping 150 basis points in March 2020 as a result of the COVID-19 health crisis and decreasing 75 basis points in the second half of 2019. The decrease in loan yields was accompanied by a corresponding decrease in the cost of funds, which declined to 1.56% in the first quarter 2020, compared to 1.77% in the preceding quarter and 1.97% in the first quarter of 2019. The decline in the cost of funds during first quarter 2020 would have been greater by 8 basis points without the impact of $30.0 million in subordinated notes issued in December 2019.

Level One's noninterest income increased $100 thousand, or 2.18%, to $4.7 million in the first quarter of 2020, compared to $4.6 million in the preceding quarter, and increased $2.4 million, or 105.16%, compared to $2.3 million in the first quarter of 2019. The $2.4 million increase in noninterest income year over year was primarily attributable to an increase of $1.5 million in mortgage banking activities and an increase of $536 thousand in net gains on sales of investment securities. The increase in the mortgage banking activities income year over year was primarily due to $53.3 million higher residential loan originations as a result of lower interest rates during first quarter 2020. The increase in net gains on sales of investment securities was due to sales of corporate bonds, mortgage backed securities, and collateralized mortgage obligations in an effort to reposition our investment portfolio.

Level One's noninterest expense increased $3.3 million, or 28.92%, to $14.6 million in the first quarter of 2020, compared to $11.3 million in the preceding quarter, and increased $4.2 million, or 40.45%, compared to $10.4 million in the first quarter of 2019. The $3.3 million increase in noninterest expense compared to the preceding quarter was primarily due to increases of $1.5 million in salary and employee benefits, $1.3 million in acquisition fees (mainly related to contract terminations, core system conversion, and severance and retention payments) and $335 thousand in data processing fees. The increase in noninterest expense year over year was attributable to the same factors mentioned in the quarter to quarter analysis above. The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the first quarter of 2020 was 74.64%, compared to 64.55% for the preceding quarter and 69.10% in the first quarter of 2019. Excluding the $1.5 million of acquisition fees, the efficiency ratio for the first quarter of 2020 would have been lower than the first quarter of 2019.

Level One's income tax provision was $349 thousand, or 7.83% of pretax income, in the first quarter of 2020, as compared to $975 thousand, or 17.24% of pretax income, in the preceding quarter and $747 thousand, or 17.73% of pretax income, in the first quarter of 2019. The decrease in income tax provision compared to the preceding quarter as well as year over year was primarily as a result of a $290 thousand tax benefit related to the Ann Arbor State Bank net operating loss (NOL) resulting from the CARES Act provision that allows for NOLs generated in 2018-2020 to be carried back five years. Additionally, disqualified dispositions of Ann Arbor State Bank’s stock options generated a $175 thousand tax benefit.

Asset Quality

Nonaccrual loans were $15.2 million, or 1.04% of total loans, at March 31, 2020, a decrease of $3.3 million from nonaccrual loans of $18.5 million, or 1.51% of total loans, at December 31, 2019, and a decrease of $1.4 million from nonaccrual loans of $16.6 million, or 1.47% of total loans, at March 31, 2019. The decrease in nonaccrual loans compared to December 31, 2019 was primarily due to the pay down of two large commercial loan relationships on nonaccrual status and moving one commercial loan relationship to other real estate owned during the first quarter of 2020 totaling $2.5 million. The decrease in nonaccrual loans from the first quarter of 2019 was primarily due to $11.1 million of payoffs related to four commercial loan relationships and one residential loan relationship, partially offset by two large commercial loan relationships moving to nonaccrual status totaling $10.5 million.

Level One had $2.1 million of other real estate owned assets at March 31, 2020, compared to $921 thousand at December 31, 2019 and $373 thousand at March 31, 2019. The increase in other real estate owned assets compared to December 31, 2019 was due to the addition of one commercial property moving to other real estate owned during the first quarter of 2020. The increase year over year was due to the addition of one residential property and one commercial property moving to other real estate owned during the fourth quarter of 2019 in addition to the previously mentioned addition in the first quarter of 2020. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.89% at March 31, 2020, compared to 1.23% at December 31, 2019, and 1.17% at March 31, 2019.

In addition, Level One had $437 thousand of loans 90 days or more past due and still accruing interest at March 31, 2020 compared to $157 thousand at December 31, 2019, and $453 thousand at March 31, 2019, all of which consisted of purchase credit impaired loans from previously acquired financial institutions.

Performing troubled debt restructured loans that were not included in nonaccrual loans at March 31, 2020 were $1.1 million, compared to $906 thousand at December 31, 2019 and $925 thousand at March 31, 2019. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans.

Net chargeoffs in the first quarter of 2020 were $174 thousand, or 0.05% of average loans on an annualized basis, compared to $181 thousand of net chargeoffs, or 0.06% of average loans on an annualized basis, for the preceding quarter and $28 thousand of net chargeoffs, or 0.01% of average loans on an annualized basis, in the first quarter of 2019.

Level One's provision for loan losses in the first quarter of 2020 was a provision expense of $489 thousand, compared to $548 thousand in the preceding quarter and $422 thousand in the first quarter of 2019. The decrease in the provision expense quarter over quarter was primarily due to the originated loan portfolio having higher growth in the fourth quarter of 2019 compared to the first quarter of 2020, as well as a $7.9 million commercial loan relationship moving to nonaccrual status in the fourth quarter of 2019, partially offset by an increase of $230 thousand resulting from an adjustment of the economic qualitative factors within the allowance for loan loss model as a result of the deterioration of macroeconomic factors in the first quarter of 2020 as a result of COVID-19. The Company will continue to evaluate this fluid situation and will take further action to appropriately increase the provision for loan losses should there be any indications of a decrease in the credit quality of our portfolio as a result of COVID-19. The Company will re-evaluate the appropriateness of the provision for loan losses in the second quarter of 2020 and in future quarters as needed.

The increase in the provision year over year was primarily due to higher net charge-offs in the first quarter of 2020. The allowance for loan losses was $13.0 million, or 0.89% of total loans, at March 31, 2020, compared to $12.7 million, or 1.03% of total loans, at December 31, 2019, and $12.0 million, or 1.06% of total loans, at March 31, 2019. As of March 31, 2020, the allowance for loan losses as a percentage of nonaccrual loans was 85.32%, compared to 68.40% at December 31, 2019, and 71.85% at March 31, 2019.

Capital

Total shareholders’ equity was $175.8 million at March 31, 2020, an increase of $5.1 million, or 2.97%, compared with $170.7 million at December 31, 2019, primarily as a result of retained earnings in the first quarter of 2020 and increased accumulated other comprehensive income. Total shareholders' equity increased $19.6 million, or 12.59%, from $156.1 million at March 31, 2019 attributable to the same factors mentioned in the quarter to quarter analysis above.

Level One’s capital ratios declined in the first quarter of 2020 as a result of the acquisition of Ann Arbor State Bank, which was funded with a combination of cash and $30.0 million of subordinated notes issued in December 2019. Level One and Level One Bank continue to be well-capitalized. For example, at March 31, 2020, Level One Bank had a leverage ratio (tier 1 capital to average assets) of 9.33%.

Level One expects to utilize the SBA Payroll Protection Program ("PPP") Lending Facility designed by the Treasury to finance and facilitate PPP lending. Management has taken recent steps to increase liquidity on the balance sheet and has expanded capacity for additional funding should there be a need. Furthermore, Level One continues to monitor its capital ratios regularly and will benefit from income from participation in the PPP, offset by potential stress from the weakening economy due to COVID-19.

Recent Developments

First Quarter Dividend: On March 18, 2020, Level One’s Board of Directors declared a quarterly cash dividend of $0.05 per share. This dividend was paid out on April 15, 2020, to stockholders of record at the close of business on March 31, 2020.

Level One's Response to COVID-19: Level One has taken comprehensive steps to help our customers, team members and communities during the current COVID-19 health crisis. For our customers, we have provided loan payment deferrals and offered fee waivers, among other actions. Through April 28, we have helped our consumer and small business customers by deferring loan payments and waiving fees on $356.4 million of loans. In addition, our teams have worked diligently and tirelessly to meet the high demand of PPP applications coming in. Through April 28, we had facilitated 1,708 or $400.9 million of PPP loans that were approved by the SBA.

For our team members, we have enabled the vast majority of our main office team members to work remotely each day. We have also taken significant actions to help ensure the safety of our team members whose roles require them to come into the office. To support our communities, we have made charitable donations, including one to a local health system, in order to help support the frontline workers impacted by COVID-19. We will continue to evaluate this fluid situation and take additional actions as necessary.

Level One also recognizes that the industries feeling the most immediate impact of COVID-19 are the hospitality and food service industries. As of March 31, 2020, Level One had less than 0.5% and 4% of loan concentrations in the hospitality and food service industries, respectively.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.94 billion as of March 31, 2020. It operates sixteen banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity loans, auto loans, and credit card services. Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue" or similar technology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Earnings Summary
Interest income	$19,817	$17,366	$17,983	$17,657	$17,442
Interest expense	4,997	4,458	4,995	5,216	4,724
Net interest income	14,820	12,908	12,988	12,441	12,718
Provision (benefit) for loan losses	489	548	(16)	429	422
Noninterest income	4,690	4,590	3,858	3,477	2,286
Noninterest expense	14,562	11,295	11,539	11,167	10,368
Income before income taxes	4,459	5,655	5,323	4,322	4,214
Income tax provision	349	975	914	767	747
Net income	$4,110	$4,680	$4,409	$3,555	$3,467
Net income allocated to participating securities (1)	47	50	45	37	—
Net income attributable to common shareholders (1)	$4,063	$4,630	$4,364	$3,518	$3,467
Per Share Data
Basic earnings per common share	$0.53	$0.60	$0.57	$0.46	$0.45
Diluted earnings per common share	0.53	0.60	0.56	0.45	0.44
Book value per common share	22.74	22.13	21.77	21.07	20.15
Tangible book value per share (2)	17.54	20.86	20.51	19.81	18.88
Shares outstanding (in thousands)	7,731	7,715	7,714	7,728	7,749
Average basic common shares (in thousands)	7,637	7,632	7,721	7,741	7,752
Average diluted common shares (in thousands)	7,738	7,747	7,752	7,856	7,869
Selected Period End Balances
Total assets	$1,936,823	$1,584,899	$1,509,463	$1,505,376	$1,456,552
Securities available-for-sale	230,671	180,905	205,242	218,145	226,874
Total loans	1,466,407	1,227,609	1,168,923	1,166,501	1,131,097
Total deposits	1,470,608	1,135,428	1,194,542	1,229,445	1,151,463
Total liabilities	1,761,055	1,414,196	1,341,495	1,342,509	1,300,433
Total shareholders' equity	175,768	170,703	167,968	162,867	156,119
Tangible shareholders' equity (2)	135,578	160,940	158,250	153,121	146,337
Performance and Capital Ratios
Return on average assets (annualized)	0.87%	1.23%	1.16%	0.95%	0.96%
Return on average equity (annualized)	9.40	10.98	10.58	8.92	8.99
Net interest margin (fully taxable equivalent)(3)	3.42	3.56	3.59	3.50	3.76
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	74.64	64.55	68.50	70.15	69.10
Dividend payout ratio	7.52	6.60	7.03	8.69	6.72
Total shareholders' equity to total assets	9.08	10.77	11.13	10.82	10.72
Tangible equity to tangible assets (2)	7.15	10.22	10.55	10.24	10.11
Common equity tier 1 to risk-weighted assets	8.10	11.77	11.73	11.49	11.78
Tier 1 capital to risk-weighted assets	8.10	11.77	11.73	11.49	11.78
Total capital to risk-weighted assets	11.68	16.05	13.84	13.62	13.95
Tier 1 capital to average assets (leverage ratio)	7.08	10.41	10.12	10.01	10.19
Asset Quality Ratios:
Net charge-offs to average loans	0.05%	0.06%	0.01%	0.01%	0.01%
Nonperforming assets as a percentage of total assets	0.89	1.23	0.78	0.99	1.17
Nonaccrual loans as a percent of total loans	1.04	1.51	0.98	1.25	1.47
Allowance for loan losses as a percentage of period-end loans	0.89	1.03	1.05	1.06	1.06
Allowance for loan losses as a percentage of nonaccrual loans	85.32	68.40	107.46	84.94	71.85
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	80.34	64.29	100.52	79.41	66.33
(1) Amounts presented are used in the two-class earnings per common share calculation. This method was adopted by the Company in the second quarter of 2019.
(2) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(3) Presented on a tax equivalent basis using a 21% tax rate.

GAAP Reconciliation of Non-GAAP Financial Measures

Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible shareholders' equity, tangible book value per share and the ratio of tangible equity to tangible assets, as well as net income and diluted earnings per common share excluding acquisition and due diligence fees. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

We calculate: (i) tangible shareholders' equity as total shareholders' equity less core deposit intangibles, mortgage servicing rights and goodwill; (ii) tangible book value per share as tangible shareholders' equity divided by shares of common stock outstanding; (iii) tangible assets as total assets, less core deposit intangibles, mortgage servicing rights and goodwill; (iv) net income, excluding acquisition and due diligence fees, as net income, as reported, less acquisition and due diligences fees, net of income tax benefit; and (v) diluted earnings per common share, excluding acquisition and due diligence fees, as diluted earnings per common share, as reported, less effect of acquisition and due diligence fees on diluted earnings per share, net of income tax benefit.

The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

	As of
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders' equity	$175,768	$170,703	$167,968	$162,867	$156,119
Less:
Goodwill	36,216	9,387	9,387	9,387	9,387
Other intangible assets, net	3,974	376	331	359	395
Tangible shareholders' equity	$135,578	$160,940	$158,250	$153,121	$146,337

Shares outstanding (in thousands)	7,731	7,715	7,714	7,728	7,749
Tangible book value per share	$17.54	$20.86	$20.51	$19.81	$18.88

Total assets	$1,936,823	$1,584,899	$1,509,463	$1,505,376	$1,456,552
Less:
Goodwill	36,216	9,387	9,387	9,387	9,387
Other intangible assets, net	3,974	376	331	359	395
Tangible assets	$1,896,633	$1,575,136	$1,499,745	$1,495,630	$1,446,770

Tangible equity to tangible assets	7.15%	10.22%	10.55%	10.24%	10.11%

Net income, as reported	$4,110	$4,680	$4,409	$3,555	$3,467
Acquisition and due diligence fees	1,471	220	319	—	—
Income tax benefit (1)	(295)	(26)	(25)	—	—
Net income, excluding acquisition and due diligence fees	$5,286	$4,874	$4,703	$3,555	$3,467

Diluted earnings per share, as reported	$0.53	$0.60	$0.56	$0.45	$0.44
Effect of acquisition and due diligence fees, net of income tax benefit	0.15	0.03	0.04	—	—
Diluted earnings per common share, excluding acquisition and due diligence fees	$0.68	$0.63	$0.60	$0.45	$0.44

(1) Assumes income tax rate of 21% on deductible acquisition expenses.

Consolidated Balance Sheets
	As of
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Assets	(Unaudited)		(Unaudited)
Cash and cash equivalents	$104,867	$103,930	$35,982
Securities available-for-sale	230,671	180,905	226,874
Federal Home Loan Bank stock	12,398	11,475	8,325
Mortgage loans held for sale, at fair value	18,305	13,889	14,043
Loans:
Originated loans	1,188,107	1,158,138	1,051,169
Acquired loans	278,300	69,471	79,928
Total loans	1,466,407	1,227,609	1,131,097
Less: Allowance for loan losses	(12,989)	(12,674)	(11,960)
Net loans	1,453,418	1,214,935	1,119,137
Premises and equipment, net	16,673	13,838	13,172
Goodwill	36,216	9,387	9,387
Other intangible assets, net	3,974	376	395
Other real estate owned	2,093	921	373
Bank-owned life insurance	17,848	12,167	11,945
Income tax benefit	630	1,217	1,589
Other assets	39,730	21,859	15,330
Total assets	$1,936,823	$1,584,899	$1,456,552
Liabilities
Deposits:
Noninterest-bearing demand deposits	$410,152	$325,885	$293,217
Interest-bearing demand deposits	105,197	62,586	53,538
Money market and savings deposits	401,238	313,885	319,028
Time deposits	554,021	433,072	485,680
Total deposits	1,470,608	1,135,428	1,151,463
Borrowings	211,787	212,225	117,907
Subordinated notes	44,447	44,440	14,905
Other liabilities	34,213	22,103	16,158
Total liabilities	1,761,055	1,414,196	1,300,433
Shareholders' equity
Common stock, no par value per share:
Authorized - 20,000,000 shares
Issued and outstanding - 7,730,822 shares at March 31, 2020, 7,715,491 shares at December 31, 2019, and 7,749,331 shares at March 31, 2019	88,910	89,345	89,753
Retained earnings	81,489	77,766	66,049
Accumulated other comprehensive income, net of tax	5,369	3,592	317
Total shareholders' equity	175,768	170,703	156,119
Total liabilities and shareholders' equity	$1,936,823	$1,584,899	$1,456,552

Consolidated Statements of Income
	Three months ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2020	2019	2019
Interest income	(Unaudited)	(Unaudited)	(Unaudited)
Originated loans, including fees	$14,039	$14,304	$13,894
Acquired loans, including fees	4,089	1,480	1,757
Securities:
Taxable	684	736	936
Tax-exempt	611	577	545
Federal funds sold and other	394	269	310
Total interest income	19,817	17,366	17,442
Interest Expense
Deposits	3,832	3,725	4,121
Borrowed funds	530	418	353
Subordinated notes	635	315	250
Total interest expense	4,997	4,458	4,724
Net interest income	14,820	12,908	12,718
Provision expense for loan losses	489	548	422
Net interest income after provision for loan losses	14,331	12,360	12,296
Noninterest income
Service charges on deposits	634	633	625
Net gain (loss) on sales of securities	529	1,023	(7)
Mortgage banking activities	2,588	2,092	1,120
Other charges and fees	939	842	548
Total noninterest income	4,690	4,590	2,286
Noninterest expense
Salary and employee benefits	8,630	7,133	6,913
Occupancy and equipment expense	1,528	1,364	1,204
Professional service fees	392	596	362
Acquisition and due diligence fees	1,471	220	—
Marketing expense	222	264	176
Printing and supplies expense	136	90	68
Data processing expense	847	512	595
Core deposit premium amortization	192	29	52
Other expense	1,144	1,087	1,050
Total noninterest expense	14,562	11,295	10,368
Income before income taxes	4,459	5,655	4,214
Income tax provision	349	975	747
Net income	$4,110	$4,680	$3,467
Earnings per common share:
Basic earnings per common share	$0.53	$0.60	$0.45
Diluted earnings per common share	$0.53	$0.60	$0.44
Cash dividends declared per common share	$0.05	$0.04	$0.04
Weighted average common shares outstanding—basic	7,637	7,632	7,752
Weighted average common shares outstanding—diluted	7,738	7,747	7,869

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended
	March 31, 2020			December 31, 2019			March 31, 2019
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,458,897	$18,128	5.00%	$1,204,052	$15,784	5.20%	$1,125,213	$15,651	5.64%
Investment securities: (4)
Taxable	117,835	684	2.33	110,919	736	2.63	141,282	936	2.69
Tax-exempt	93,858	611	3.18	84,141	577	3.27	80,760	545	3.17
Interest earning cash balances	77,475	256	1.33	40,965	185	1.79	28,076	176	2.54
Federal Home Loan Bank Stock	12,387	138	4.48	9,110	84	3.66	8,325	134	6.53
Total interest-earning assets	$1,760,452	$19,817	4.56%	$1,449,187	$17,366	4.79%	$1,383,656	$17,442	5.14%
Non-earning assets:
Cash and due from banks	24,785			23,421			24,794
Premises and equipment	16,498			13,758			13,289
Goodwill	35,921			9,387			9,387
Other intangible assets, net	3,968			354			425
Bank-owned life insurance	17,710			12,110			11,893
Allowance for loan losses	(12,726)			(12,290)			(11,563)
Other non-earning assets	35,079			28,015			11,841
Total assets	$1,881,687			$1,523,942			$1,443,722
Interest-bearing liabilities:
Interest-bearing demand deposits	$106,236	$124	0.47%	$68,120	$100	0.58%	$53,299	$48	0.37%
Money market and savings deposits	403,712	1,100	1.10	337,046	1,129	1.33	306,496	1,094	1.45
Time deposits	547,838	2,608	1.91	440,610	2,496	2.25	544,130	2,979	2.22
Borrowings	185,586	530	1.15	132,859	418	1.25	55,814	353	2.57
Subordinated notes	44,465	635	5.74	19,478	315	6.42	14,896	250	6.81
Total interest-bearing liabilities	$1,287,837	$4,997	1.56%	$998,113	$4,458	1.77%	$974,635	$4,724	1.97%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	393,519			335,532			300,680
Other liabilities	25,493			19,825			14,136
Shareholders' equity	174,838			170,472			154,271
Total liabilities and shareholders' equity	$1,881,687			$1,523,942			$1,443,722
Net interest income		$14,820			$12,908			$12,718
Interest spread			3.00%			3.02%			3.17%
Net interest margin (5)			3.39			3.53			3.73
Tax equivalent effect			0.03			0.03			0.03
Net interest margin on a fully tax equivalent basis			3.42%			3.56%			3.76%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $130 thousand, $117 thousand, and $87 thousand on tax-exempt securities for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively, using a federal income tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Commercial real estate:	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Non-owner occupied	$450,694	$388,515	$369,284	$364,504	$361,066
Owner-occupied	278,216	216,131	196,497	193,500	187,001
Total commercial real estate	728,910	604,646	565,781	558,004	548,067
Commercial and industrial	469,227	410,228	404,130	420,812	401,588
Residential real estate	262,894	211,839	198,277	186,737	180,386
Consumer	5,376	896	735	948	1,056
Total loans	$1,466,407	$1,227,609	$1,168,923	$1,166,501	$1,131,097

Impaired Assets
	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Nonaccrual loans	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Commercial real estate	$3,721	$4,832	$5,043	$2,979	$2,694
Commercial and industrial	9,364	11,112	4,071	9,559	10,495
Residential real estate	2,124	2,569	2,339	2,006	3,456
Consumer	15	16	—	—	—
Total nonaccrual loans	15,224	18,529	11,453	14,544	16,645
Other real estate owned	2,093	921	373	373	373
Total nonperforming assets	17,317	19,450	11,826	14,917	17,018
Performing troubled debt restructurings
Commercial and industrial	541	547	553	558	562
Residential real estate	599	359	361	363	363
Total performing troubled debt restructurings	1,140	906	914	921	925
Total impaired assets	$18,457	$20,356	$12,740	$15,838	$17,943

Loans 90 days or more past due and still accruing	$437	$157	$157	$331	$453